Exhibit 12.1

January 24, 2020

CaliberCos Inc.

8901 E. Mountain View Road

Suite 150

Scottsdale, Arizona 85258

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to CaliberCos Inc., a Delaware corporation (the “Company”), in connection with its filing of an offering statement on Form 1-A (File No. 024-11016) (the “Offering Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale on a continuous basis by the Company of up to 12,500,000 shares of the Series B Preferred Stock of the Company (the “Series B Preferred Stock”), which is convertible into 12,500,000 shares of the Class A Common Stock of the Company (the “Class A Common Stock”) pursuant to Rule 251(d)(3)(i)(F) of the Securities Act, as set forth in the Offering Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Form 1-A in connection with the Offering Statement.

We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of rendering this opinion. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of this opinion, we have made assumptions that are customary in opinion letters of this kind, including (i) the authenticity of original documents and the genuineness of all signatures; (ii) the accuracy and completeness of all documents submitted to us; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the legal capacity of all natural persons; and (v) that the Offering Statement and any amendments thereto (including post-effective amendments) will have become qualified under the Securities Act. We have not independently verified any of those assumptions.

Our opinion herein is expressed solely with respect to the Delaware General Corporate Law (the “DGCL”). We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. Our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

Based on the foregoing, and subject to the qualifications herein stated, we are of the opinion that (i) the Series B Preferred Stock, when issued and delivered against payment therefor in the manner described in the Offering Circular will be validly issued, fully paid and non-assessable; and (ii) upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock into shares of Class A Common Stock, such Class A Common Stock will be validly issued, fully paid and non-assessable.

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CaliberCos Inc.

January 24, 2020

This opinion is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. This opinion is based on facts and law existing as of the first date written above and rendered as of such date. We assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of qualification of the Offering Statement, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify the opinion expressed herein. We further assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur following the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to this firm under the caption “Legal Matters” in the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP